EXHIBIT 99.2

MZT Holdings, Inc.
Resources and Claims Statement
As of June 30, 2010

Resources

Cash	$3,173,660

Total resources	3,173,660

Claims, net of refunds and reimbursements	66,957

Estimated net resources available for future wind-down costs and distributions to shareholders	$3,106,703